Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS:

Introduction	2

Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2019 (Unaudited)	3

Pro Forma Condensed Combined Consolidated Statements of Operations for the Year Ended December 31, 2018 (Unaudited)	4

Pro Forma Condensed Combined Consolidated Statements of Operations for the Three Months Ended March 31, 2019 (Unaudited)	5

Notes to Pro Forma Condensed Combined Consolidated Financial Statements (Unaudited)	6

INTRODUCTION

On April 25, 2019, Repligen Corporation (“Repligen”) agreed to acquire C Technologies, Inc. (“C Technologies”), pursuant to the terms of a Stock Purchase Agreement (the “Agreement”), by and among Repligen and C Technologies (such acquisition, the “Acquisition”).

C Technologies’ business consists of two major product categories (i) biotechnology, or Biotech, and (ii) Legacy and Other. Through its Biotech category, C Technologies sells instruments, consumables and accessories that are designed to allow bioprocessing technicians to measure the protein concentration of a liquid sample using C Technologies’ Slope Spectroscopy method, which eliminates the need for manual sample dilution. C Technologies’ lead product, the SoloVPE instrument platform, was launched in 2008 for off-line and at-line protein concentration measurements conducted in quality control, process development and manufacturing labs in the production of biological therapeutics. C Technologies’ FlowVPE platform, an extension of the SoloVPE technology, was designed to allow end users to make in-line protein concentration measurements in filtration, chromatography and fill-finish applications, designed to allow for real-time process monitoring.

The Acquisition will be accounted for as a purchase of a business under ASC 805, Business Combinations. The cash paid for the Acquisition is estimated to be $195.0 million, $186.0 million of which will be consideration transferred pursuant to ASC 805, and $9.0 million of which will be compensation expense for future employment, and 779,221 of unregistered common shares totaling $53.9 million (based on a per share price of $69.22), for a total purchase price of $239.9 million. The $195.0 million in cash paid for the Acquisition consists of $192.0 million per the terms of the Agreement, $3.8 million for the existing cash balance of C Technologies at May 31, 2019, $1.6 million of estimated state tax liabilities assumed that are directly related to the 338(h)(10) election expected to be made as part of the Acquisition, and an estimated working capital adjustment of $0.1 million, offset by reductions for estimated indebtedness of $2.5 million and C Technologies’ transaction expenses of $0.1 million.

The accompanying unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Repligen and those of C Technologies after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification No. (“ASC”) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2018 are based on our audited historical consolidated financial statements and the audited historical consolidated financial statements of C Technologies, which are incorporated by reference in this Form 8-K, and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2019 give effect to the Acquisition as if such acquisition had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if such acquisition had occurred on March 31, 2019. The unaudited pro forma condensed combined financial statements include all material pro forma adjustments necessary for this purpose that are directly attributable to the Acquisition, are factually supportable, and with respect to the pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results following the Acquisition.

The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of Repligen Corporation which are presented in the Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 1, 2019 (File No. 000-14656), Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 9, 2019 (File No. 000-14656), and the historical financial statements of C Technologies, Inc. which are presented as exhibits and incorporated within this Form 8-K.

The unaudited pro forma condensed combined financial statements of operations is presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. No effect has been given in the pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

Repligen Corporation

Pro Forma Condensed Combined Consolidated Balance Sheet

March 31, 2019

(Unaudited, amounts in thousands)

	Historical Repligen	Historical C Technologies, Inc.	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$196,135	$2,953	$(5,325)	(a), (b)	$193,763
Restricted cash	—	—	35,904	(j)	35,904
Accounts receivable, net	39,341	2,732	—		42,073
Other receivables	21	—	—		21
Inventories	44,920	2,252	1,483	(c)	48,655
Prepaid expenses and other current assets	3,660	61	—		3,721

Total current assets	284,077	7,998	32,062		324,137
Property and equipment, net	34,526	42	—		34,568
Intangible assets, net	132,648	—	90,830	(d)	223,478
Goodwill	326,395	—	144,475	(e)	470,870
Deferred Tax Asset - LT	3,917	—	—		3,917
Operating lease right of use asset	16,185	—	3,836	(q)	20,021
Other assets	173	—	—		173

Total assets	$797,921	$8,040	$271,203		$1,077,164

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,823	$214	$—		$10,037
Operating lease liability	3,100	—	51	(q)	3,151
Accrued liabilities	12,760	2,809	32,023	(f), (g), (h), (i), (j), (m), (n), (o)	47,592
Convertible senior notes, current portion	104,595	—	—		104,595

Total current liabilities	130,278	3,023	32,074		165,375
Deferred tax liabilities	25,097	—	623	(p)	25,720
Operating lease liability, long-term	17,088	—	3,785	(q)	20,873
Other long-term liabilities	433	76	(60)	(f)	449

Total liabilities	172,896	3,099	36,422		212,417
Commitments and contingencies
Stockholders’ equity
Common stock	441	—	39	(a), (l)	480
Additional paid-in capital	645,883	—	243,520	(a), (l)	889,403
Accumulated other comprehensive loss	(13,784)	—	—		(13,784)
Accumulated (deficit) earnings	(7,515)	4,941	(8,778)	(g), (h), (l), (m), (n), (o)	(11,352)

Total stockholders’ equity	625,025	4,941	234,781		864,747

Total liabilities and stockholders’ equity	$797,921	$8,040	$271,203		$1,077,164

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements.

Repligen Corporation

Pro Forma Condensed Combined Consolidated Statements of Operations

For the Twelve Months Ended December 31, 2018

(Unaudited, amounts in thousands, except share and per share data)

	Historical Repligen Year Ended December 31, 2018	Historical C Technologies, Inc. Year Ended December 31, 2018	C Technologies, Inc. Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Revenue	$194,032	$23,707	$(189)	(f)	$217,550
Cost of revenue	86,531	8,172	—		94,703

Gross profit	107,501	15,535	(189)		122,847
Research and development	15,821	649	—		16,470
Selling, general and administrative	65,692	4,299	6,084	(d), (k)	76,075

Total operating expenses	81,513	4,948	6,084		92,545

Operating income (loss)	25,988	10,587	(6,273)		30,302
Other (expense) income, net	(4,552)	75	—		(4,477)

Income (loss) before income taxes	21,436	10,662	(6,287)		25,811
Income tax expense	4,819	—	543	(m), (n), (o)	5,362

Net income (loss)	$16,617	$10,662	$(6,816)		$20,463

Net income per share:
Basic	$0.38				$0.43

Diluted	$0.37				$0.41

Weighted average common shares outstanding:
Basic	43,767,402		3,923,752	(a), (l)	47,691,154

Diluted	45,471,169		3,923,752	(a), (l)	49,394,921

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements.

Repligen Corporation

Pro Forma Condensed Combined Consolidated Statements of Operations

For the Three Months Ended March 31, 2019

(Unaudited, amounts in thousands, except share and per share data)

	Historical Repligen Three Months Ended March 31, 2019	Historical C Technologies, Inc. Three Months Ended March 31, 2019	C Technologies, Inc. Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Revenue	$60,634	$5,418	$(47)	(f)	$66,005
Cost of revenue	26,845	1,803	—		28,648

Gross profit	33,789	3,615	(47)		37,357
Research and development	3,620	160	—		3,780
Selling, general and administrative	18,998	1,151	1,076	(d), (h), (k)	21,225

Total operating expenses	22,618	1,311	1,076		25,005

Operating income (loss)	11,171	2,304	(1,123)		12,352
Other (expense) income, net	(655)	5	—		(650)

Income (loss) before income taxes	10,516	2,309	(1,123)		11,702
Income tax expense	2,463	—	220	(m), (n), (o)	2,683

Net income (loss)	$8,053	$2,309	$(1,343)		$9,019

Net income per share:
Basic	$0.18				$0.19

Diluted	$0.17				$0.18

Weighted average common shares outstanding:
Basic	43,967,824		3,923,752	(a), (l)	47,891,576

Diluted	46,279,017		3,923,752	(a), (l)	50,202,769

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements.

Repligen Corporation

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

For the Year Ended December 31, 2018

1. Description of the Transaction

On April 25, 2019, Repligen Corporation (“Repligen”) agreed to acquire C Technologies, Inc. (“C Technologies”), pursuant to the terms of a Stock Purchase Agreement (the “Agreement”), by and among Repligen and C Technologies (such acquisition, the “Acquisition”).

The Acquisition will be accounted for as a purchase of a business under ASC 805, Business Combinations. The cash paid for the Acquisition is estimated to be $195.0 million, $186.0 million of which will be consideration transferred pursuant to ASC 805, and $9.0 million of which will be compensation expense for future employment, and 779,221 of unregistered common shares totaling $53.9 million (based on a per share price of $69.22), for a total purchase price of $239.9 million. The estimate of $195.0 million in cash paid for the Acquisition consists of $192.0 million per the terms of the Agreement, $3.8 million for the existing cash balance of C Technologies at May 31, 2019, $1.6 million of estimated state tax liabilities assumed that are directly related to the 338(h)(10) election expected to be made as part of the Acquisition, and an estimated working capital adjustment of $0.1 million, offset by reductions for estimated indebtedness of $2.5 million and C Technologies’ transaction expenses of $0.1 million.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Repligen and those of C Technologies after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2018 are based on our audited historical consolidated financial statements and the audited historical consolidated financial statements of C Technologies, which are incorporated by reference in this Form 8-K, and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2019 give effect to the Acquisition as if such acquisition had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if such acquisition had occurred on March 31, 2019.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of Repligen which are presented in the Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 1, 2019 (File No. 000-14656), Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 9, 2019 (File No. 000-14656), and the historical financial statements of C Technologies. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results of the combined company. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

3. Estimated consideration and preliminary purchase price allocation

Repligen accounted for the Acquisition as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of C Technologies will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of Repligen. The fair value of the net tangible assets acquired is estimated to be approximately $5.6 million, the fair value of the intangible assets acquired is estimated to be approximately $90.8 million, and the residual goodwill is estimated to be approximately $143.5 million. The estimated consideration and preliminary purchase price information has been prepared using a preliminary valuation. The final purchase price allocation will be completed upon closing of the transaction. The preparation of the valuation required the use of significant assumptions and estimates. Critical estimates included, but were not limited to, future expected cash flows, including projected revenues and expenses, and the applicable discount rates. These estimates were based on assumptions that Repligen believes to be reasonable. However, actual results may differ from these estimates.

The total consideration transferred follows (amounts in thousands):

Cash consideration	$185,971
Equity consideration	$53,938

Total consideration transferred	$239,909

Acquisition related costs are not included as a component of consideration transferred, but are expensed in the periods in which the costs are incurred. In connection with the transaction, an additional $9.0 million in cash will be due to employees based on their continued employment with the Company one year after the date of the close of the Acquisition.

Fair Value of Net Assets Acquired

Repligen has performed a preliminary valuation analysis of the fair market value of C Technologies’ assets to be acquired and liabilities to be assumed. Using the total consideration for the Acquisition, Repligen has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of May 31, 2019 (amounts in thousands):

Cash and cash equivalents	$3,799
Restricted cash	26,928
Accounts receivable	3,048
Inventory	3,807
Prepaid expenses and other current assets	93
Fixed assets	40
Operating lease right of use asset	3,836
Customer relationships	59,680
Developed technology	28,920
Trademark and tradename	1,570
Non-competition agreements	660
Goodwill	143,477
Accounts payable	(436)
Accrued liabilities	(2,417)
Accrued bonus	(26,928)
Deferred revenue	(1,709)
Operating lease liability	(51)
Deferred tax liability	(623)
Operating lease liability, long-term	(3,785)

Fair value of net assets acquired	$239,909

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement and is subject to adjustment as purchase accounting is finalized. The final purchase price allocation will be determined when Repligen has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include, but not be limited to: (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

4. Pro Forma Adjustments

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the pro forma adjustments column of the pro forma condensed combined consolidated statement of operations and the pro forma condensed combined consolidated balance sheet include the following, as indicated in the “Notes” column thereto:

(a)

This adjustment represents the public offering of common stock that was completed on May 3, 2019 in which the Company issued 3,144,531 shares at a price of $64.00 per share for cash proceeds, net of underwriting discounts, commissions, and offering costs, of $189.6 million. Offering costs of approximately $0.6 million were incurred in connection with the common stock offering, which are reflected as a reduction of cash proceeds. The issuance of 3,144,531 shares of common stock at a par value of $0.01 resulted in an increase to common stock and additional paid in capital of $31 thousand and $189.6 million, respectively.

(b)

An adjustment to cash of $195.0 million for the estimated cash portion of the transaction price, $186.0 million of which will be consideration transferred, and $9.0 million of which will be compensation expense for future employment.

(c)

This adjustment represents the estimated step-up of C Technologies’ inventory by $1.5 million from the carrying value. The fair value calculation is preliminary and subject to change. After the closing of the Acquisition, the step-up in inventory fair value of $1.5 million will increase cost of sales as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact.

(d)

Reflects the adjustment of intangible assets to be acquired by Repligen to their estimated fair values of $90.8 million, with a continuing quarterly amortization impact of $1.3 million and an annual amortization impact of $5.4 million. As part of the valuation analysis, Repligen identified intangible assets, including developed technology, customer relationships, trade names, and a non-compete. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

(e)	Reflects adjustment to record goodwill associated with the Acquisition.

(f)

Represents the estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of approximately $1.7 million, a total decrease of $0.2 million from the carrying value of which $0.2 million is a decrease to accrued liabilities and $0.1 million is related to other long-term liabilities. The fair value was determined based on the estimated costs to fulfill the remaining extended maintenance obligations plus a normal profit margin. After the acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the maintenance services are provided over the next one to three years. The pro forma adjustments to reduce revenue by $0.1 million for the three months ended March 31, 2019, and $0.2 million for the year ended December 31, 2018, reflect the difference between prepayments related to extended maintenance arrangements and the fair value of the assumed performance obligations as they are satisfied.

(g)

To adjust for bonuses totaling $0.7 million with key management personnel tied to integration activities related to the Acquisition. The adjustment is reflected as an increase to accrued liabilities and accumulated deficit. The pro forma statement of operations does not reflect the adjustment as it will not have a continuing impact on operations.

(h)

To adjust for estimated transaction costs of $3.9 million in connection with the Acquisition. Transaction costs incurred through March 31, 2019 totaling approximately $0.4 million have been reflected as an adjustment to the statement of income for the three months ended March 31, 2019. $3.5 million of estimated transaction costs yet to be incurred in the historical financial statements as of March 31, 2019 are reflected in the consolidated balance sheet as an adjustment to accrued liabilities and accumulated deficit; these items have not been reflected in the income statement as they do not have a continuing impact.

(i)

To adjust for $1.4 million of estimated state tax liabilities assumed that are directly related to the 338(h)(10) election as part of the Acquisition. The estimated amount of the state tax liability has been recorded as an adjustment to accrued liabilities and has not been reflected in the pro forma condensed combined consolidated income statement as these liabilities will not have a continuing impact.

(j)

To adjust for $35.9 million of estimated bonuses payable to C Technologies’ employees that are directly related to the Acquisition. The amount of the bonus will be paid in two installments, the initial $26.9 million of which is an assumed liability will be paid at the time of closing, and the final $9.0 million due to employees based on their continued employment with the Company one year after the date of the close of the Acquisition.

(k)

This pro forma adjustment represents a stock-based compensation expense increase of $0.2 million for the three months ended March 31, 2019, and $0.7 million for the year ended December 31, 2018, related to time and performance based restricted stock units issued to two key executives as part of the Acquisition. The fair value of the awards assumes a stock price of $69.47, and will be recognized over post-combination service periods ranging from two to three years assuming the service and performance conditions are achieved.

(l)

Represents the elimination of the historical equity of C Technologies of $4.9 million, and the increase to common stock and additional paid in capital resulting from the issuance of 779,221 shares of common stock at a price of $69.22 for the equity portion of the transaction price. The par value of common stock is $0.01 and results in a $8 thousand increase to common stock. The value in excess of par, or $53.9 million is recognized in additional paid-in capital.

(m)

Represents the tax effect of pro forma adjustments made as a result of the Acquisition, based on an estimated tax rate of 25%. The resulting tax benefit of $0.9 million is a decrease to accrued liabilities and accumulated deficit. For the three months ended March 31, 2019, and for the year ended December 31, 2018, this adjustment represents a tax benefit of $0.3 million and $1.5 million, respectively.

(n)

Represents the tax effect of C Technologies’ income being taxed at a corporate rate versus an S-Corporation, based on an estimated tax rate of 25%. The resulting tax expense increase of $0.6 million is an increase to accrued liabilities and accumulated deficit. For the year ended December 31, 2018, this adjustment represents an increase to tax expense of $2.6 million.

(o)

This adjustment reflects the increase in Repligen’s U.S. Federal Section 250 Deduction for 2018. The Section 250 Deduction is a deduction for Foreign-Derived Intangible Income and Global Intangible Low-Taxed Income that can be limited based on U.S. federal taxable income computed without regards to those deductions. The acquisition of C Technologies would result in an increase to U.S. taxable income in 2018, which reduces the limitation on Repligen Section 250 deduction and increases the amount allowed to be deducted for 2018. The resulting tax benefit of $0.1 million is a decrease to accrued liabilities and accumulated deficit for the three months ended March 31, 2019. For the year ended December 31, 2018, this adjustment represents a tax benefit of $0.5 million.

(p)

Represents the tax effect related to the difference between book and tax useful lives of intangible assets acquired as a result of the Acquisition. The resulting $0.6 million in deferred tax liabilities balances is based on management’s determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(q)

The Company records a right-of-use asset and lease liability on its consolidated balance sheet for all leases with a term greater than 12 months pursuant to ASC 842, which was effective January 1, 2019. Because C Technologies has not yet adopted ASC 842, this pro forma adjustment reflects an adjustment to right-of-use asset of $3.8 million, current operating lease liability of $0.1 million, and non-current operating lease liability of $3.8 million to conform C Technologies, Inc.’s accounting policy to that of the Company.